SHARE REPURCHASE AGREEMENT
THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 30, 2019, by and between CURO Group Holdings Corp., a Delaware corporation (“Company”), and each of the parties listed on Exhibit A hereto (“Sellers”).
1.Purchase and Sale of Shares.
(a)    Purchase and Sale. Upon the terms set forth in this Agreement, Company hereby agrees to purchase from Sellers, and Sellers hereby agree, severally and not jointly, to sell to Company, the shares of common stock of Company, par value $0.001 per share, owned by Sellers set forth on Exhibit A hereto (the “Shares”), in exchange for the applicable purchase prices specified on Exhibit A hereto.
2.Settlement. The closing of the purchase and sale by the Company of the Shares shall be held on the date that is two business days from the date hereof, or on such earlier date as the Company and the Sellers agree (the “Closing Date”). On the Closing Date, (i) Company shall pay the purchase price specified on Exhibit A hereto for all of the Shares purchased and sold hereunder by wire transfer of immediately available funds to such account as Sellers shall have specified in writing by Sellers and (ii) Sellers shall cause the Shares to be transferred to Company’s account at Company’s transfer agent, free and clear of all liens, charges, pledges, encumbrances, charges, agreements, restrictions, or claims of any kind.
3.Representations and Warranties of Sellers. As of the date hereof, each Seller severally and not jointly hereby represents and warrants to Company as follows:
(a)    such Seller owns its Shares specified on Exhibit A free and clear of all liens, charges, pledges, encumbrances, charges, agreements, restrictions, or claims of any kind and has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of its Shares or its ownership rights in such Shares or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Shares. No person or entity has asserted any claim or commenced or threatened any litigation concerning any Seller’s title to the Shares. Upon delivery of the Shares, such Seller will convey to Company lawful and valid title to such Seller’s Shares, free and clear of any liens, pledges, encumbrances, charges, agreements, restrictions, or claims of any kind;
(b)    such Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware;
(c)    such Seller has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Company;
(d)    this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws or by legal or equitable principles related to or limiting creditors’ rights generally;
(e)    the execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby will not result in a breach or violation by such Seller of, or constitute a default by such Seller under, any judgment, decree, order, governmental permit, license, agreement, indenture, instrument, statute, rule or regulation to which such Seller is a party or by which such Seller is bound, other than any breach, violation or default that would not materially impair the ability of such Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and no authorization, approval or consent, except such as have been obtained, is required in connection with the execution, delivery and performance by such Seller of this Agreement or the consummation of the transactions contemplated hereby;
(f)    such Seller has (i) reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2019, the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 6, 2019, and for the quarterly period ended June 30, 2019, filed with the SEC on August 5, 2019, the Company’s Current Reports on Form 8-K filed with the SEC after December 31, 2018, and the other publicly available filings made by Company with the SEC, information and reports furnished by Company, other publicly available information regarding Company, and such other information that it and its advisers deem necessary and sufficient to make its decision to enter into this Agreement, (ii) made such Seller’s own investigations of Company, its businesses, personnel, operations and prospects, (iii) had an opportunity to discuss the Company’s business, management and financial affairs with officers of Company and (iv) conducted and completed its own independent due diligence with respect to the transactions contemplated by this Agreement;
(g)    such Seller (i) has independently made its own analysis and decision to enter into the transactions contemplated by this Agreement, (ii) is relying exclusively on its own investment analysis and due diligence (including such professional advice as it deems appropriate) with respect to the transactions contemplated by this Agreement, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of Company, and (iii) hereby waives any claims against Company with respect to such investigation, analysis and investment decision; and

(h)    such Seller acknowledges and agrees that Company is relying on such Seller’s representations, warranties and agreements herein in proceeding with this Agreement and the transactions contemplated hereby. Without such representations, warranties and agreements, Company would not enter into this Agreement and the transactions contemplated hereby.
4.    Representations and Warranties of Company. Company represents and warrants to Sellers as follows as of the date hereof:
(a)    this Agreement constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium or similar laws or by legal or equitable principles related to or limiting creditors’ rights generally;
(b)    Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;
(c)    Company has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Company; and
(d)    the execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby will not result in a breach or violation by Company of, or constitute a default by Company under, any judgment, decree, order, governmental permit, license, agreement, indenture, instrument, statute, rule or regulation to which it is a party or by which it is bound, other than any breach, violation or default that would not materially impair the ability of Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and no authorization, approval or consent, except to the extent obtained, is required in connection with the execution, delivery and performance by Company of this Agreement or the consummation of the transactions contemplated hereby.
5.    Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby.
6.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.
7.    Severability. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.
8.    Entire Agreement. This Agreement contains the complete agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings among the parties hereto with respect to such transactions.
9.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to any conflicts of law rules.
10.    Further Assurances. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transaction contemplated by this Agreement.
11.    Public Announcements. Subject to each party’s disclosure obligations imposed by law or the requirements of any self-regulatory organization, each of the parties hereto will cooperate with each other party in the development and dissemination of all public news releases and other public information containing disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement.

12.    Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transaction contemplated by this Agreement shall be the responsibility of and shall be paid by the party incurring such fees or expenses, whether or not the transaction contemplated by this Agreement is consummated.
13.    Counterparts. This Agreement may be executed by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
COMPANY:
CURO GROUP HOLDINGS CORP.

By:    /s/ Donald F. Gayhardt .
Name:    Donald F. Gayhardt
Title:    President & CEO

[Signature Page to Share Repurchase Agreement]

SELLERS:
FRIEDMAN FLEISCHER & LOWE CAPITAL PARTNERS II, L.P.
by: Friedman Fleischer & Lowe GP II, L.P.,
its general partner
by: Friedman Fleischer & Lowe GP II, LLC,
its general partner
By:    /s/ Rajat Duggal .
Name:    Rajat Duggal
Title:    Managing Director

FFL PARALLEL FUND II, L.P.
by: Friedman Fleischer & Lowe GP II, L.P.,
its general partner
by: Friedman Fleischer & Lowe GP II, LLC,
its general partner
By:    /s/ Rajat Duggal .
Name:    Rajat Duggal
Title:    Managing Director

FRIEDMAN FLEISCHER & LOWE EXECUTIVE PARTNERS II, L.P.
by: Friedman Fleischer & Lowe GP II, L.P.,
its general partner
by: Friedman Fleischer & Lowe GP II, LLC,
its general partner
By:    /s/ Rajat Duggal .
Name:    Rajat Duggal
Title:    Managing Director

[Signature Page to Share Repurchase Agreement]

EXHIBIT A

FFL FUNDS

Fund	Shares Being Sold	Aggregate Price
Friedman Fleischer & Lowe Capital Partners II, L.P.	1,896,379	$25,697,642.19
FFL Parallel Fund II, L.P.	63,311	857,921.03
Friedman Fleischer & Lowe Executive Partners II, L.P.	40,310	546,236.78
Total:	2,000,000	$27,101,800.00